Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Antaga International Corp on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated October 12, 2010 on the balance sheets of Antaga International Corp as at August 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the year ended August 31, 2010, the period from June 10, 2009 (date of inception) through August 31, 2009, and for the period from June 10, 2009 (date of inception) through August 31, 2010.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado October 22, 2010	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.

{00041849.DOC;1}